EXHIBIT 2.2
Description of Securities Registered Pursuant to Section 12 of
the Securities Exchange Act of 1934
Golar LNG Partners LP (the “Partnership,” “we,” “us,” and “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is listed on the Nasdaq Global Market (“NASDAQ”), as set forth in the table below.

Title of Security	Trading Symbol
Common units representing limited partner interests (“common units”)	GMLP
8.75% Series A Cumulative Redeemable Preferred Units representing limited partner interests (“Series A Preferred Units”)	GMLPP
The following description of the common units and the Series A Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Third Amended and Restated Agreement of Limited Partnership (referred to herein as our “partnership agreement”), a copy of which is filed as Exhibit 4.1 to our Report on Form 6-K filed on October 31, 2017, and which is incorporated by reference herein.
DESCRIPTION OF OUR COMMON UNITS
General
Our common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. Please read the sections entitled “Our Partnership Agreement” and “Cash Distributions” below.
Voting Rights
Each holder of common units is entitled to one vote for each unit on all matters submitted to a vote of the common unitholders, subject to any limitations contained in our partnership agreement. See “Our Partnership Agreement—Voting Rights” below.
Cash Distributions; Liquidation
The holders of our common units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders any class or series of limited partner interests (including the Series A Preferred Units) having preferential rights to receive distributions of our assets. See “Our Partnership Agreement” and “Cash Distributions” below.
Transfer Agent and Registrar
The transfer agent and registrar for our common units is Computershare Inc.
OUR PARTNERSHIP AGREEMENT
Organization and Duration
We were organized on September 24, 2007 under the Marshall Islands Limited Partnership Act (the “Marshall Islands Act”) and have perpetual existence.

Purpose
Our purpose under our partnership agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership pursuant to the Marshall Islands Act.
Cash Distributions
Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership interests, including to the holders of our Series A Preferred Units and our incentive distribution rights (“IDRs”), as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read “Cash Distributions” below.
Capital Contributions
No holder of common units or Series A Preferred Units is obligated to make additional capital contributions, except as described below under “—Limited Liability.” For a discussion of our general partner’s right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read “—Issuance of Additional Interests.”
Transfer of Common Units and Series A Preferred Units
By transfer of common units or Series A Preferred Units in accordance with our partnership agreement, each transferee of common units or Series A Preferred Units automatically is admitted as a limited partner with respect to the common units or Series A Preferred Units transferred when such transfer and admission is reflected in our books and records. Each transferee automatically is deemed to:
(1) represent that the transferee has the capacity, power and authority to become bound by our partnership agreement;
(2) agree to be bound by the terms and conditions of, and to have executed, our partnership agreement; and
(3) give the consents, acknowledgments and waivers contained in our partnership agreement.
We may, at our discretion, treat the nominee holder of a common unit or Series A Preferred Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common units and Series A Preferred Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred units.
Until a common unit or Series A Preferred Unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Voting Rights
Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. We hold a meeting of our limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders are entitled to elect only four of the seven members of our board of directors. The elected directors are elected on a staggered basis and serve for three-year terms. Subject to certain rights of the holders of Series A Preferred Units described below, our general partner in its sole discretion appoints the remaining three directors and set the terms for which those directors will serve. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders will have no right to elect our general partner, and our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common units, including any common units owned by our general partner and its affiliates, voting together as a single class.
Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to claim an exemption from U.S. federal income tax under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if at any time any person or group owns beneficially more than 4.9% of any class of units then outstanding, any units beneficially owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors. In addition to the common unitholders, this loss of voting rights also applies to the Series A Preferred Units.
In voting their common units or any Series A Preferred Units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.
The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the outstanding common units voting as a single class.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional units	No approval rights, subject to the limited approval rights of the Series A Preferred Units, as set forth below; general partner approval required for all issuances not reasonably expected to be accretive within 12 months of issuance or which would otherwise have a material adverse impact on our general partner or its interest in our partnership.
Amendment of our partnership agreement	Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority.
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority and approval of our general partner and our board of directors.
Dissolution of our partnership	Unit majority and approval of our general partner and our board of directors.
Reconstitution of our partnership upon dissolution	Unit majority.
Election of four of the seven members of our board of directors	A plurality of the votes of the holders of the common units.
Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2021.
Removal of our general partner	Not less than 66 2/3% of the outstanding common units, including common units held by our general partner and its affiliates, voting together as a single class.
Transfer of our general partner interest in us	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of our general partner interest to a third party prior to March 31, 2021.
Transfer of IDRs	No approval required.
Transfer of ownership interests in our general partner	No approval required at any time.

The Series A Preferred Units have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly distributions, whether consecutive or not, payable on the Series A Preferred Units are in arrears (“Trigger Event”), the holders of the Series A Preferred Units will have the right, voting as a class together with holders of any other class or series of limited partnership interests or other equity securities established after the original issue date of the Series A Preferred Units with terms expressly providing that such class or series ranks on a parity with the Series A Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”) upon which like voting rights have been conferred and are exercisable, to replace one of the members of our board of directors appointed by our general partner with a person nominated by such holders (unless the holders of Series A Preferred Units and any Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of our board of directors, and such director continues then to serve on the board of directors). Distributions payable on the Series A Preferred Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series A Preferred Units. The right of such holders of Series A Preferred Units to elect a member of our board of directors will continue until such time as all distributions accumulated and in arrears on the Series A Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly distributions as described above. Upon any termination of the right of the holders of the Series A Preferred Units and any other Parity Securities to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series A Preferred Units and any Parity Securities shall be entitled to one vote on any matter before our board of directors.
Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a single class, we may not adopt any amendment to our partnership agreement that has a material adverse effect on the existing terms of the Series A Preferred Units.
In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:
•issue any Parity Securities if the cumulative dividends payable on outstanding Series A Preferred Units are in arrears; or
•create or issue any securities of a class or series of limited partnership interests or other equity securities expressly made senior to the Series A Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).
On any matter described above in which the holders of the Series A Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per outstanding Series A Preferred Unit. The Series A Preferred Units held by us or any of our subsidiaries or affiliates are not entitled to vote.
Applicable Law; Forum, Venue and Jurisdiction
Our partnership agreement is governed by Marshall Islands law. Our partnership agreement requires that any claims, suits, actions or proceedings:
•arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, our limited partners or us);
•brought in a derivative manner on our behalf;
•asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or our limited partners;
•asserting a claim arising pursuant to any provision of the Marshall Islands Act; and
•asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for in the Marshall Islands Act, in each case regardless of whether such claims, suits, actions or proceedings arise under laws relating to contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for in the Marshall Islands Act, in connection with any such claims, suits, actions or proceedings.
Limited Liability
Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:
•to remove or replace our general partner;
•to elect four of our seven directors;
•to approve some amendments to our partnership agreement; or
•to take other action under our partnership agreement;
constituted “participation in the control” of our business for the purposes of the Marshall Islands Act, then our limited partners could be held personally liable for our obligations under the laws of the Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.
Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Marshall Islands Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from our partnership agreement.
Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in an operating subsidiary or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.
Issuance of Additional Interests
Our partnership agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our board of directors without the approval of our unitholders, other than the limited approval rights of the holders of the Series A Preferred Units with regard to the issuance of Parity Securities and Senior Securities described above under “—Voting Rights.” However, our general partner will be required to approve all issuances of additional partnership interests that are not reasonably expected to be accretive within 12 months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in us.
In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our board of directors, have special voting rights to which our common units and Series A Preferred Units are not entitled.
Upon issuance of additional partnership interests (other than the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner’s interest in us will thus be reduced if we issue additional partnership interests in the future and our general partner does not elect to maintain its 2.0% general partner interest in us. However, our general partner’s percentage interest shall not change as a result of the issuance of preferred units. Our general partner and its affiliates will have the right, which our general partner may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest in us, including its interest represented by common units, that existed immediately prior to each issuance. Other unitholders will not have similar preemptive rights to acquire additional common units or other partnership interests.
Tax Status
The partnership has elected to be treated as a corporation for U.S. federal income tax purposes.
Amendment of Our Partnership Agreement
General
Amendments to our partnership agreement may be proposed only by or with the consent of our board of directors. However, our board of directors has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors is required, as well as written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. In addition, holders of Series A Preferred Units must approve certain amendments as described above under “—Voting Rights.” Except as we describe below, or for amendments that require Series A Preferred Unit approval or approval of Series A Preferred Units voting as a class together with any other Parity Securities, an amendment must be approved by a unit majority.
Prohibited Amendments
No amendment may be made that would:
(1) increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

(2) increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option;
(3)  change the term of our partnership;
(4) provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner and our board of directors that is approved by the holders of a unit majority; or
(5)  give any person the right to dissolve our partnership other than the right of our general partner and our board of directors to dissolve our partnership with the approval of the holders of a unit majority.
The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).
No Unitholder Approval
Our board of directors may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:
(1) a change in our name, the location of our principal place of business, our registered agent or our registered office;
(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;
(3) a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which our limited partners have limited liability under the Marshall Islands Act;
(4) an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or our general partner or their or its agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisors Act of 1940, as amended, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;
(5) subject to the limited approval rights of holders of Series A Preferred Units described above under “—Voting Rights,” an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional partnership interests or rights to acquire partnership interests, including any amendment that our board of directors determines is necessary or appropriate in connection with:
•the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our IDRs as described under “Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels;”
•the implementation of the provisions relating to our general partner’s right to reset the IDRs in exchange for common units;

•any modification of the IDRs made in connection with the issuance of additional partnership interests or rights to acquire partnership interests, provided that, any such modifications and related issuance of partnership interests have received approval by a majority of the members of the conflicts committee of our board of directors; or
•any amendment expressly permitted in our partnership agreement to be made by our board of directors acting alone;
(6) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;
(7) any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;
(8) a change in our fiscal year or taxable year and related changes;
(9) certain conversions, mergers or conveyances as set forth in our partnership agreement; or
(10) any other amendments substantially similar to any of the matters described in clauses (1) through (9) above.
In addition, our board of directors may make amendments to our partnership agreement without the approval of any limited partner (subject to the limited voting rights of holders of our Series A Preferred Units) or our general partner if our board of directors determines that those amendments:
(1) do not adversely affect our limited partners (or any particular class of limited partners) or our general partner in any material respect;
(2) are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority or statute;
(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;
(4) are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of our partnership agreement; or
(5) are required to effect the intent expressed in the registration statement for our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
Opinion of Counsel and Unitholder Approval
Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our limited partners if one of the amendments described above under “—Amendment of Our Partnership Agreement—No Unitholder Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class of outstanding units (other than Series A Preferred Units) in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected; provided, however, that any amendment that would have a material adverse effect on the existing terms of the Series A Preferred Units will require the approval of at least two-thirds of the outstanding Series A Preferred Units. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.
Merger, Sale, Conversion or Other Disposition of Assets
A merger or consolidation of us requires the approval of our board of directors and the prior consent of our general partner. However, to the fullest extent permitted by law, our board of directors and our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In addition, our partnership agreement generally prohibits our board of directors, without the prior approval of our general partner and the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries taken as a whole. Our board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing a unit majority. Our general partner and our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a unit majority.
Our board of directors, with the consent of our general partner, may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity (i) our board of directors has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity and (iii) the governing instruments of the new entity provide the limited partners, our general partner and our board of directors with the same rights and obligations as are herein contained. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, sale of substantially all of our assets or any other transaction or event.
Termination and Dissolution
We will continue as a limited partnership until terminated or converted under our partnership agreement. We will dissolve upon:
(1) the election of our general partner and our board of directors to dissolve us, if approved by the holders of a unit majority;
(2) at any time there are no limited partners, unless we continue without dissolution in accordance with the Marshall Islands Act;
(3)  the entry of a decree of judicial dissolution of us; or
(4)  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.
Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as general partner an entity approved by the holders of a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds
Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in “Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.
Withdrawal or Removal of our General Partner
Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after March 31, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ written notice to our limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”
Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of its general partner interest in us, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution.”
Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the successor general partner being approved by the vote of the holders of a majority of the outstanding common units.
Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its IDRs into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.
In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and IDRs owned by the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its IDRs for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its IDRs will automatically convert into common units equal to the fair market value of those interests as determined by an independent investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Interest
Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:
•an affiliate of our general partner (other than an individual); or
•another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to March 31, 2021, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.
Our general partner and its affiliates may at any time transfer common units to one or more persons, without unitholder approval.
Transfer of Ownership Interests in General Partner
At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.
Transfer of Incentive Distribution Rights
The IDRs are freely transferable.
Change of Management Provisions
Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Golar GP LLC as our general partner or otherwise change management. If any person or group acquires beneficial ownership of more than 4.9% of any class of units then outstanding, that person or group loses voting rights on all of its units in excess of 4.9% of all such units. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.
Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its IDRs into common units or to receive cash in exchange for those interests.
Limited Call Right
If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class or series, except for the Series A Preferred Units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class or series held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ written notice at a price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class or series over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class or series during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.
As a result of our general partner’s right to purchase outstanding partnership interests, a holder of partnership interests (except for the Series A Preferred Units) may have the holder’s partnership interests purchased at an undesirable time or price.
Board of Directors
Under our partnership agreement, our general partner has irrevocably delegated to our board of directors the authority to oversee and direct our operations, policies and management on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Our board of directors currently consists of seven members, three of whom are appointed by our general partner in its sole discretion and four of whom are elected by our common unitholders.
Our board of directors nominates individuals to stand for election as elected board members on a staggered basis at an annual meeting of our limited partners. In addition, any limited partner or group of limited partners that holds beneficially 10% or more of the outstanding common units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than 10 days following the public announcement of the meeting date. The notice must set forth:
•the name and address of the limited partner or limited partners making the nomination or nominations;
•the number of common units beneficially owned by the limited partner or limited partners;
•the information regarding the nominee(s) proposed by the limited partner or limited partners as required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”);
•the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and
•a certification that the nominee(s) qualify as elected board members.
Upon a Trigger Event, the holders of Series A Preferred Units (together with holders of all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will have the right to replace one of the members of our board of directors appointed by our general partner with a member nominated by such holders (“Holders’ Nominee”), such nominee to serve until the payment of all accrued and unpaid distributions in respect of the Series A Preferred Units and such Parity Securities has been made. Upon payment of all accrued and unpaid distributions then outstanding in respect of the Series A Preferred Units and such Parity Securities, the Holders’ Nominee will agree to resign from the board, effective immediately, unless and until a subsequent Trigger Event, if any, occurs. Subject to the preceding sentence, any Holders’ Nominee may be removed at any time without cause only by the holders of a majority of the Series A Preferred Units and the holders of any other series of such Parity Securities, voting together as a class. If any Holders’ Nominee is removed, resigns or is otherwise unable to serve as a member of the board of directors, the holders of a majority of the outstanding

Series A Preferred Units and, if applicable, any other Parity Securities, voting together as a class, shall appoint an individual to fill the vacancy.
Subject to the rights of the holders of the Series A Preferred Units with regard to the Holders’ Nominee, our general partner may remove an appointed board member with or without cause at any time. “Cause” generally means a court’s finding a person liable for actual fraud or willful misconduct in his or its capacity as a director. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members appointed by our general partner may be removed for cause at a properly called meeting of our limited partners by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, our general partner may fill the vacancy. Any and all of the board members elected by the common unitholders may be removed for cause at a properly called meeting of our limited partners by a majority vote of the outstanding common units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.
Meetings; Voting
Except as described under “—Voting Rights” regarding a person or group owning more than 4.9% of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.
Holders of the Series A Preferred Units have limited voting rights as set forth under “—Voting Rights.”
We hold a meeting of our limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Special meetings of the limited partners may be called by our general partner, board of directors or by limited partners owning at least 20% of the outstanding units of the class or series for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of 33 1/3% of the outstanding units of the class or classes or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
Status as Limited Partner or Assignee
Except as described above under “—Limited Liability,” the common units and Series A Preferred Units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units and Series A Preferred Units in accordance with our partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records.
Indemnification
Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
(1) our general partner;
(2)  any departing general partner;
(3) any person who is or was an affiliate of our general partner or any departing general partner;
(4) any person who is or was an officer, director, partner, member, fiduciary or trustee of any entity described in clauses (1), (2) or (3) above;

(5) any person who is or was serving as a director, partner, officer, member, fiduciary or trustee of another person at the request of our general partner or any departing general partner or any of their affiliates;
(6) our officers;
(7) any person designated by our board of directors; and
(8) the members of our board of directors.
Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.
Reimbursement of Expenses
Our partnership agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our partnership agreement also requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or our general partner by our board of directors.
Books and Reports
Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.
We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
Right to Inspect Our Books and Records
Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at the limited partner’s own expense, have furnished to the limited partner:
(1) a current list of the name and last known address of each partner;
(2) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;
(3) copies of our partnership agreement, the certificate of limited partnership of the partnership, and related amendments;
(4) information regarding the status of our business and financial position; and
(5) any other information regarding our affairs as is just and reasonable.
Our board of directors may, and intends to, keep confidential from our limited partners trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights
Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws any common units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Golar GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to cause a registration statement to become effective.
DESCRIPTION OF THE SERIES A PREFERRED UNITS
General
The Series A Preferred Units entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our board of directors out of legally available funds for such purpose. The Series A Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. See “Our Partnership Agreement” and “Cash Distributions” for more information.
Ranking
The Series A Preferred Units, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:
•senior to the common units and other classes or series of limited partner interests or other equity securities that are not expressly made senior to or on parity with the Series A Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up (“Junior Securities”);
•on a parity with Parity Securities;
•junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us; and
•junior to any class or series of Senior Securities.
We may, without notice to or consent of the holders of the then-outstanding Series A Preferred Units, authorize and issue additional Series A Preferred Units and Junior Securities and, subject to the limitations described under “Our Partnership Agreement—Voting Rights,” Senior Securities and Parity Securities.
Liquidation Rights
The holders of outstanding Series A Preferred Units are entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common units or any other Junior Securities. Neither the sale of all or substantially all of our property or business, nor a consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series A Preferred Units and any other Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preferred Units and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series A Preferred Units and other Parity

Securities, our remaining assets and funds will be distributed among the holders of the common units and any other Junior Securities then outstanding according to their respective rights.
Voting Rights
See “Our Partnership Agreement—Voting Rights” for a description of the voting rights of the Series A Preferred Units.
Distributions
Distribution Rate
Distributions on Series A Preferred Units are cumulative, commencing on October 31, 2017 (the “Series A Original Issue Date”) in the case of the 5,520,000 Series A Preferred Units outstanding as of such date (or, for any subsequently issued and newly outstanding Series A Preferred Units, from the Distribution Payment Date immediately preceding the issuance date of such units), and payable on each Distribution Payment Date, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Distributions on the Series A Preferred Units accrue at a rate of 8.75% per annum per $25.00 stated liquidation preference per Series A Preferred Unit.
Distribution Payment Dates
The “Distribution Payment Dates” for the Series A Preferred Units are each February 15, May 15, August 15 and November 15. Distributions will accumulate in each distribution period from and including the preceding Distribution Payment Date or the Series A Original Issue Date, as the case may be, to but excluding the applicable Distribution Payment Date for such distribution period, and distributions will accrue on accumulated distributions at the rate of 8.75% per annum. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Series A Preferred Units will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
Payment of Distributions
Not later than the close of business, New York City time, on each Distribution Payment Date, we will pay those distributions, if any, on the Series A Preferred Units that have been declared by our board of directors to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date (“Record Date”). The applicable Record Date will be the fifth Business Day immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the Record Date with respect to a Distribution Payment Date will be such date as may be designated by our board of directors in accordance with our partnership agreement, as amended.
So long as the Series A Preferred Units are held of record by the nominee of the Securities Depository, declared distributions will be paid to the Securities Depository in same-day funds on each Distribution Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Units in accordance with the instructions of such beneficial owners.
No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities through the most recent respective Distribution Payment Dates. Accumulated distributions in arrears for any past distribution period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Distribution Payment Date, to holders of the Series A Preferred Units on the Record Date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series A Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective Distribution Payment Dates, commencing with the earliest. If less than all distributions payable with respect to all Series A Preferred Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Series A Preferred Units are not entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “—Distributions—Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series A Preferred Units.
Redemption
Optional Redemption
Commencing on October 31, 2022, we may redeem, at our option, in whole or in part, the Series A Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.
Redemption Procedures
We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series A Preferred Units to be redeemed and, if less than all outstanding Series A Preferred Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (3) the redemption price, (4) the place where the Series A Preferred Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.
If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depository shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series A Preferred Units are held of record by the nominee of the Securities Depository, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series A Preferred Units to be redeemed, and the Securities Depository will determine the number of Series A Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Units for its own account). A participant may determine to redeem Series A Preferred Units from some beneficial owners (including the participant itself) without redeeming Series A Preferred Units from the accounts of other beneficial owners.
So long as the Series A Preferred Units are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.
If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the units to be redeemed), and the holders of any units so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series A Preferred Units entitled to such redemption or other payment shall have recourse only to us.
If only a portion of the Series A Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered certificate that have not been called for redemption.
Notwithstanding any notice of redemption, there will be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.
We and our affiliates may from time to time purchase the Series A Preferred Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series A Preferred Units.
Notwithstanding the foregoing, in the event that full cumulative distributions on the Series A Preferred Units and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and any Parity Securities. Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Series A Preferred Units and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.
No Sinking Fund
The Series A Preferred Units do not have the benefit of any sinking fund.
No Fiduciary Duty
We, our general partner, and our officers and directors, do not owe any fiduciary duties to holders of the Series A Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our partnership agreement.
Transfer Agent and Registrar
The transfer agent and registrar for our Series A Preferred Units is Computershare Inc.

CASH DISTRIBUTIONS
Distribution of Available Cash
General
Within approximately 45 days after the end of each quarter, we distribute all of our available cash (defined below) to common unitholders of record on the applicable record date.
Definition of Available Cash
Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):
•less, the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our board of directors to:
◦provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);
◦comply with applicable law, any of our debt instruments, or other agreements;
◦provide funds to pay quarterly distributions on, and to make any redemption payments relating to, the Series A Preferred Units; or
◦provide funds for distributions to our common unitholders and to our general partner for any one or more of the next four quarters;
•plus, all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any of our equity interests in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.
Series A Preferred Units
The Series A Preferred Units rank senior to our common units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary. See “Description of the Series A Preferred Units—Distributions” above for more information.
Minimum Quarterly Distribution
Common unitholders are entitled under our partnership agreement to receive a quarterly distribution of $0.5775 per unit to the extent we have sufficient cash on hand to pay the distribution, after establishment of cash reserves and payment of fees and expenses. There is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. Additionally, we will be prohibited from making any distributions to our common unitholders if it would cause an event of default, or if an event of default is then existing, under our credit facilities, or if full cumulative distributions have not been paid or are not contemporaneously being paid on all outstanding Series A Preferred Units, through the most recent distribution payment date for the Series A Preferred Units.
Operating Surplus and Capital Surplus
General
All cash distributed to common unitholders is characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.
Definition of Operating Surplus
Operating surplus for any period generally means:
•$35.0 million; plus
•all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own, provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions or (5) corporate reorganizations or restructurings; plus
•working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus
•interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our IDRs and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a vessel) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus
•interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our IDRs and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related hedge contracts), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less
•all of our “operating expenditures” (which includes estimated maintenance and replacement capital expenditures and is further described below) of us and our subsidiaries (including our proportionate share of operating expenditures by certain subsidiaries we do not wholly own); less

•the amount of cash reserves (including our proportionate share of cash reserves for certain subsidiaries we do not wholly own) established by our board of directors to provide funds for future operating expenditures; less
•any cash loss realized on dispositions of assets acquired using investment capital expenditures; less
•all working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.
If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.
As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.
The term operating expenditures generally means all of our cash expenditures, including, but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner, repayment of working capital borrowings, debt service payments, distributions on the Series A Preferred Units and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date shall be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:
•deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;
•payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;
•expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);
•payment of transaction expenses (including taxes) relating to interim capital transactions;
•payments made to Series A Preferred Unitholders to redeem, purchase or otherwise acquire Series A Preferred Units; or
•distributions to partners other than distributions on the Series A Preferred Units.
Capital Expenditures
For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long-term the operating capacity of or the revenue generated by our capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. In our partnership agreement, we refer to these maintenance and replacement capital expenditures as “maintenance capital expenditures.” To the extent, however, that capital expenditures associated with acquiring a new vessel or improving an existing vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.
Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.
Examples of maintenance and replacement capital expenditures include capital expenditures associated with drydocking, modifying an existing vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our IDRs) to finance the construction of a replacement vessel and paid in respect of the construction period, which we define as the period beginning on the date that we enter into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our IDRs) will also be considered maintenance and replacement capital expenditures.
Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus, and available cash for distribution to our unitholders if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement requires that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long-term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our partnership agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.” The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate is prospective only.
Definition of Capital Surplus
Capital surplus generally is generated only by:
•borrowings other than working capital borrowings;
•sales of debt and equity securities; and
•sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.
Characterization of Cash Distributions

We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our common unitholders. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.
Distributions of Available Cash from Operating Surplus
We will make distributions of available cash from operating surplus for any quarter in the following manner:
•first, 98.0% to all common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and
•thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.
The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.
General Partner Interest
Our partnership agreement provides that our general partner is entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units (other than Series A Preferred Units) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2.0% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.
Incentive Distribution Rights
IDRs represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the IDRs. The IDRs may be transferred separately from our general partner interest. Any transfer by our general partner of the IDRs would not change the percentage allocations of quarterly distributions with respect to such rights.
If for any quarter we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution, then, we will distribute any additional available cash from operating surplus for that quarter among the common unitholders and our general partner in the following manner:
•first, 98.0% to all common unitholders, pro rata, and 2.0% to our general partner, until each such unitholder receives a total of $0.6641 per unit for that quarter (the “first target distribution”);
•second, 85.0% to all common unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the IDRs, pro rata, until each such unitholder receives a total of $0.7291 per unit for that quarter (the “second target distribution”);

•third, 75.0% to all common unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the IDRs, pro rata, until each such unitholder receives a total of $0.8633 per unit for that quarter (the “third target distribution”); and
•thereafter, 50.0% to all common unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the IDRs, pro rata.
The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.
General Partner’s Right to Reset Incentive Distribution Levels
Our general partner, as the current holder of all of our IDRs, has the right under our partnership agreement to elect to relinquish its right to receive incentive distribution payments based on the cash target distribution levels set forth above and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when we have made cash distributions to the holders of the IDRs at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the target distribution levels our general partner and its affiliates are not the holders of a majority of the IDRs, then any such election to reset shall be subject to the prior written concurrence of our general partner that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below.
In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the IDRs received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. We will also issue an additional amount of general partner units in order to maintain our general partner’s ownership interest in us relative to the issuance of the additional common units.
The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner in respect of its IDRs during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.
Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:
•first, 98.0% to all common unitholders, pro rata, and 2.0% to our general partner, until each common unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•second, 85.0% to all common unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the IDRs, pro rata, until each common unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;
•third, 75.0% to all common unitholders, pro rata, 2.0% to our general partner, and 23.0% to the holders of the IDRs, pro rata, until each common unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and
•thereafter, 50.0% to all common unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the IDRs, pro rata.
Assuming that it continues to hold a majority of our IDRs, our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the IDRs have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of IDRs are entitled to receive under our partnership agreement.
Distributions From Capital Surplus
How Distributions From Capital Surplus Will Be Made
We will make distributions of available cash from capital surplus, if any, in the following manner:
•first, 98.0% to all common unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below; and
•thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.
The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.
Effect of a Distribution From Capital Surplus
Our partnership agreement treats a distribution of capital surplus on our common units as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.
Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions 50% to the holders of common units, 2.0% to our general partner and 48.0% to the holders of the IDRs. The 2.0% interest shown for our general partner assumes that our general partner maintains its 2.0% general partner interest.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer units or subdivide our common units into a greater number of units, we will proportionately adjust:

•the minimum quarterly distribution;
•the target distribution levels; and
•the initial unit price.
For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.
Distributions of Cash upon Liquidation
If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.
First, holders of the Series A Preferred Units will have the right to receive the liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared.
After such Series A Preferred Unit distributions, if, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (or the “current market price”) is greater than the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation), then the proceeds of the liquidation will be applied as follows:
•first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units; and
•thereafter, 50.0% to all common unitholders, pro rata, 48.0% to holders of IDRs and 2.0% to our general partner.
If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation), then the proceeds of the liquidation will be applied as follows:
•first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and
•thereafter, 50.0% to all common unitholders, pro rata, 48.0% to holders of IDRs and 2.0% to our general partner.
The immediately preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.